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EXHIBIT 12.1

Computation of Ratios of Earnings to Fixed Charges and Preferred Stock Dividends (table in thousands, except for ratios)

                                                  Three Months Ended
                                                      March 31,                            Year Ended December 31,
                                                   2003      2002         2002        2001          2000        1999          1998
                                                  ------------------      --------------------------------------------------------
Fixed Charges
  Interest expense                             $   136      $   101     $   406     $   316       $   228     $   231      $   151

  Estimated interest portion of rent
    expense                                        119          101         407         430           619         683          595
                                               -------      -------     -------     -------       -------     -------      -------

Total Fixed Charges                                255          202         813         746           847         914          746


(Loss) income from continuing operations
  before income taxes                          (13,390)     (15,764)    (94,536)    (36,790)      (28,506)    (16,822)     (19,954)

Add:  Fixed charges                                255          202         813         746           847         914          746

Add: Preferred stock dividends                      --           --          --          --            --          --           --

Less:  Equity in (earnings)/losses and
  other adjustments of NPI                          --           --          --          --            --       1,411        7,188
                                               -------      -------     -------     -------       -------     -------      -------

Earnings (loss) before fixed charges           (13,135)     (15,562)    (93,723)    (36,044)      (27,659)    (14,497)     (12,020)

Ratio of earnings to fixed charges and
  preferred stock dividends                    $    --      $    --     $    --     $    --       $    --     $    --      $    --

For the purpose of calculating the ratio of earnings to fixed charges and preferred stock dividends, earnings are defined as consolidated income from continuing operations before income taxes plus fixed charges. Fixed charges are the sum of interest of all indebtedness, and estimated interest within rental expense. We have no amortization of debt issuance costs, no outstanding shares of preferred securities with required dividend payments, or capitalized interest. Earnings were inadequate to cover fixed charges by $255,000, and $202,000, and $813,000, $746,000, $847,000, $914,000, and $746,000, for the
three months ended March 31, 2003 and 2002 and for the years ended December 31, 2002, 2001, 2000, 1999, and 1998, respectively. The financial information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 is incorporated by reference.